DR

Exhibit 99.2

Heritage Commerce Corp Increases Quarterly Cash Dividend 9% to $0.12 Per Share

San Jose, California — January 24, 2019 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors increased the quarterly cash dividend 9% to $0.12 per share to holders of common stock.  The dividend will be payable on February  21, 2019, to shareholders of record at close of business day on February 7, 2019.

“Our regular quarterly cash dividend is a way to thank our loyal shareholders and we consider it an excellent means to build shareholder value,” said Walter Kaczmarek, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City, San Jose, San Mateo, Sunnyvale, and Walnut Creek.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC